Exhibit 16.1

July 30, 2008

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

Dear Sir/Madam:

We have read the statements included under Item 4.01 in the Form 8-K dated July 30, 2008 of Acies Corp. (the "Company") to be filed with the Securities and Exchange Commission and we agree with such statements insofar as they relate to our Firm.  We have no basis to agree or disagree with other statements made under Item 4.01

/s/ Amper, Politziner & Mattia, P.C.

Amper, Politziner & Mattia, P.C.
New York, New York